As filed with the Securities and Exchange Commission on June 14, 2019

Registration No. 333-113797

333-170770

333-193189

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Semiconductor Manufacturing International Corporation

(Exact name of Company as specified in its charter)

Cayman Islands		Not Applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
18 Zhangjiang Road Pudong New Area, Shanghai 201203 People’s Republic of China
+86(21)-3861-0000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Company’s Principal Executive Offices)

Semiconductor Manufacturing International Corporation 2004 Stock Option Plan

Semiconductor Manufacturing International Corporation 2004 Equity Incentive Plan

Semiconductor Manufacturing International Corporation 2004 Employee Stock Purchase Plan

Semiconductor Manufacturing International Corporation 2001 Stock Plan

Semiconductor Manufacturing International Corporation 2001 Preference Shares Stock Plan

Semiconductor Manufacturing International Corporation Amended and Restated 2004 Equity Incentive Plan

Semiconductor Manufacturing International Corporation 2014 Stock Option Plan

Semiconductor Manufacturing International Corporation 2014 Employee Stock Purchase Plan

Semiconductor Manufacturing International Corporation 2014 Equity Incentive Plan

(Full title of the plan)

CT Corporation System 28 Liberty Street New York, New York 10005 (212) 590-9070
(Name, address and telephone number, including area code, of agent for service)

Copies to:

James C. Lin, Esq.

Davis Polk & Wardwell LLP

18th Floor, The Hong Kong Club Building

3A Chater Road

Central, Hong Kong

+852 2533-3300

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

Semiconductor Manufacturing International Corporation (the “Company”) has prepared this Post-Effective Amendment No. 1 to Form S-8 relating to the following registration statements on Form S-8 (collectively, the “Registration Statements”):

(1) Registration Statement No. 333-113797, pertaining to the registration of (a) 455,409,330 ordinary shares, par value $0.0004 per share (unadjusted for subsequent events) (“Ordinary Shares”) under the Semiconductor Manufacturing International Corporation 2004 Equity Incentive Plan; (b) 1,317,000,000 Ordinary Shares under the Semiconductor Manufacturing International Corporation 2004 Stock Option Plan and the Semiconductor Manufacturing International Corporation 2004 Employee Stock Purchase Plan; (c) 102,608,310 Ordinary Shares under the Semiconductor Manufacturing International Corporation 2001 Stock Plan; and (d) 11,693,500 Ordinary Shares under the Semiconductor Manufacturing International Corporation 2001 Preference Shares Stock Plan, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on March 22, 2004;

(2) Registration Statement No. 333-170770, pertaining to the registration of (a) 1,117,667,733 Ordinary Shares under the Semiconductor Manufacturing International Corporation 2004 Stock Option Plan and the Semiconductor Manufacturing International Corporation 2004 Employee Stock Purchase Plan; and (b) 560,522,395 Ordinary Shares under the Semiconductor Manufacturing International Corporation Amended and Restated 2004 Equity Incentive Plan, which was filed with the SEC on November 23, 2010; and

(3) Registration Statement No. 333-193189, pertaining to the registration of (a) 3,207,377,124 Ordinary Shares under the Semiconductor Manufacturing International Corporation 2014 Stock Option Plan and the Semiconductor Manufacturing International Corporation 2014 Employee Stock Purchase Plan; and (b) 801,844,281 Ordinary Shares under the Semiconductor Manufacturing International Corporation 2014 Equity Incentive Plan, which was filed January 6, 2014.

Prior to filing this Post-Effective Amendment, the Company filed a Form 25 to notify the SEC of the delisting of its American Depositary Shares (each representing 5 ordinary shares, par value $0.004 per share) (“ADSs”) from the NYSE. After filing this Post-Effective Amendment, the Company intends to file a Form 15F to deregister and terminate its reporting and related obligations under the Securities Exchange Act of 1934, as amended, and a post-effective amendment to its Registration Statement No. 333-168228 on Form F-6 for the purpose of amending the deposit agreement in respect of its ADS program which it intends to convert into a sponsored Level 1 ADS program.

In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to withdraw from registration the securities registered but unsold thereunder.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post- Effective Amendment No.1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on June 14, 2019.

Semiconductor Manufacturing International Corporation

By:	/s/ Gao Yonggang
Name:	Dr. Gao Yonggang
Title:	Executive Director, Chief Financial Officer and Joint Company Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dr. Zhao HaiJun, Dr. Liang Mong Song and Dr. Gao Yonggang, jointly and severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she may or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities indicated on June 14, 2019.

Signatures	Title

/s/ Zhou Zixue	Chairman of the Board and Executive Director
Zhou Zixue

/s/ Zhao Haijun	Co-Chief Executive Officer and Executive Director
Dr. Zhao Haijun

/s/ Liang Mong Song	Co-Chief Executive Officer and Executive Director
Dr. Liang Mong Song

/s/ Gao Yonggang	Chief Financial Officer and Executive Director
Dr. Gao Yonggang

Non-Executive Director
Chen Shanzhi

Non-Executive Director
Zhou Jie

Non-Executive Director
Ren Kai

Non-Executive Director
Lu Jun

/s/ Tong Guohua	Non-Executive Director
Dr. Tong Guohua

/s/ William Tudor Brown	Independent Non-Executive Director
William Tudor Brown

Independent Non-Executive Director
Dr. Chiang Shang-Yi

Independent Non-Executive Director
Dr. Cong Jingsheng Jason

/s/ Lau Lawrence Juen-Yee	Independent Non-Executive Director
Professor Lau Lawrence Juen-Yee

/s/ Fan Ren Da Anthony	Independent Non-Executive Director
Fan Ren Da Anthony

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Semiconductor Manufacturing International Corporation, has signed this Post-Effective Amendment No.1 to Form S-8 on June 14, 2019.

SMIC AMERICAS

By:	/s/ Claire Liu
	Name:	Claire Liu
	Title:	Authorized Representative